Exhibit 99.1

Agenus Receives $35M In Immuno-Oncology Transaction with Betta Pharmaceuticals

Lexington, Mass., July 28, 2020 – Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with an extensive pipeline of agents designed to activate immune response to cancers, today announced the closing of a $20 million equity investment, at $4.03 per share, by Betta Pharmaceuticals (SZ300558), bringing the total received to $35M. Betta is a top Chinese pharmaceutical company focusing on the development of innovative oncology therapies. The equity investment by Betta Pharmaceuticals is part of the broader immuno-oncology (I-O) partnership that Agenus and Betta Pharmaceuticals announced last month.

Under the partnership Agenus is also eligible to receive up to $100 million in potential milestones plus royalties on net sales. In exchange Betta received exclusive rights for the development and commercialization of balstilimab and zalifrelimab, as both monotherapies and combination therapies, excluding intravesical delivery, in greater China, including Mainland China, Hong Kong, Macau and Taiwan.

Agenus’ balstilimab (anti-PD-1) is planned for a BLA filing this year. Trials for balstilimab alone and in combination with zalifrelimab (anti-CTLA-4) have already completed accrual and follow up of all patients. The US FDA granted Fast Track designation for balstilimab alone and in combination with zalifrelimab in this indication and the molecules are eligible for US FDA Priority Review.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About Betta Pharmaceuticals

Betta Pharmaceuticals Co., Ltd. (SZ300558), established in 2003 in Hangzhou, China, is one of the leading Chinese pharmaceutical companies dedicated to develop and commercialize innovative oncology products to meet high unmet medical needs. With over 1,300 employees in Hangzhou and Beijing, Betta’s development capabilities range from small-molecule to biologics discovery, clinical development, manufacturing, sales and marketing. Betta’s leading product – icotinib (Conmana®), the first innovative oncology product developed and commercially launched by a Chinese pharmaceutical company – is one of the top selling targeted therapies treating non-small cell lung cancer patients in China, having achieved 1.55 billion RMB annual sales in 2019. Betta currently has two programs under NDA review by the NMPA, two programs under late-stage clinical development, eight programs under proof-of-concept clinical development, and multiple small-molecule and biologics programs under pre-clinical discovery. Throughout the years, Betta has set up strategic partnerships with Amgen Inc., Xcovery LLC., Beijing Mabworks Biotech Co., Ltd., Tyrogenex Inc., InventisBio lnc., and Merus N.V.. For additional information, please visit http://bettapharma.com/en.php

Agenus Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the anticipated benefits of the collaboration, the receipt of potential milestones and royalties, as well as timing for planned BLA filings. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Agenus Contact:

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com